UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 14, 2006
____________________

VISUALANT, INCORPORATED

(formerly Starberrys Corporation)

(Exact name of Registrant as specified in its charter)

Nevada	0-25541	91-1948357
(State or jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

500 Union Street, Suite 406
Seattle, Washington 98101
(206) 903-1351
(Address of Registrant’s principal executive office
and telephone number)
___________________________________________

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective November 10, 2006, Ralph Brier resigned as Chief Executive Officer, President, and a Director of the Company. Mr. Brier’s resignation is not related to any disagreement with the Company or with the Company’s operations, policies or practices.

The Board of Directors has appointed Mr. Bradley Sparks to fill the offices of Chief Executive Officer and President of the Company. Mr. Sparks also has been appointed as a member of the Board of Directors, effective November 10, 2006.

From April 2005 until October 2006, Mr. Sparks was the Chief Financial Officer for WatchGuard Technologies, Inc., an internet security company that was recently acquired by a private equity group. Prior to that position, he was the managing director of Sunburst Growth Ventures, LLC, an investment company. From July 2002 to February 2004, Mr. Sparks was Chairman, Chief Executive Officer and the founder of Pointer Communications, Inc., a company that was formed to deploy a terrestrial-based asset location system in the United States and Canada. From April 2000 to March 2002, he was Executive Vice President and Chief Financial Officer of e.Spire Communications, Inc., a telecommunications company that filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code. Mr. Sparks joined that company as part of a turnaround team to help the company work through the bankruptcy proceedings. Mr. Sparks is a director on the boards of two private companies, and currently serves on the NASDAQ Listing Qualifications Review Panel. He is a past chairman of the NASDAQ Issuers Affairs Committee. Mr. Sparks holds a B.S. from the U.S. Military Academy at West Point and an M.S. in management from the Alfred P. Sloan School of Management at the Massachusetts Institute of Technology. He also is a certified public accountant registered in Florida. Mr. Sparks and Visualant Chairman Ron Erickson are cousins.

As CEO and President of the Company, Mr. Sparks will be entitled to compensation in the amount of $20,000 per month, plus he will be granted options to purchase up to 1,000,000 shares of common stock of the Company. The options will have a term of five years, an exercise price of $0.75 per share, and will vest over a period of 42 months with 25% of the shares covered by the options vesting on the 6-month anniversary of the option grant date, and an additional 25% vesting on each of the three successive 12-month periods following the 6-month anniversary date in accordance with the Company’s stock option plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Registrant:	Visualant, Incorporated
	By:	___________________________________________ Jerry D. Goldberg Title: Chief Financial Officer and Secretary

Dated: November 14, 2006